Exhibit 99.1

Zosano Pharma Reports First Quarter 2018 Financial Results and Operational Update

•	Completion of follow on offering netting $45.7 million

•	Issuance of new US patent

•	Long-term safety study now has 250 subjects enrolled

FREMONT, CA, May 15, 2018 - Zosano Pharma Corporation (NASDAQ:ZSAN) (“Zosano” or the “Company”) a clinical-stage biopharmaceutical company focused on providing rapid systemic administration of therapeutics to patients using its proprietary Adhesive Dermally-Applied Microarray (“ADAM™”) technology, today announced financial results for the first quarter ended March 31, 2018.

“We successfully completed an offering of 10 million shares of common stock at five dollars per share and passed the 250th mark in subjects enrolled in our long-term safety study, noting that the pain freedom and pain relief scores observed are consistent with the high degree of efficacy we achieved with M207 in our pivotal study”, stated John Walker Chairman and CEO. “With the newly issued IP protecting M207 through 2037, we are increasingly convinced that, if approved, M207 will be an important contributor to the treatment of migraines.”

Recent Business Highlights and Clinical Update

•	In March 2018, Zosano announced that US patent 9,918,932 was issued. This will provide patent protection through the early part of 2037.

•	Also in March 2018, we announced that the 100th patient had been enrolled in our long-term safety study of M207. To date, we have successfully enrolled 250 patients in the study and, importantly, over 1,000 migraines have been treated with observed pain freedom scores at two hours of 42% and pain relief scores at two hours of 85%.

•	In April 2018, Zosano announced the closing of the public offering of 10 million shares of its common stock at a price of five dollars per share. The net proceeds to Zosano from this offering were $45.7 million after deducting underwriting discounts and commissions.

Financial Results for the First Quarter Ended March 31, 2018

•	Zosano reported a net loss for the first quarter of 2018 of $8.2 million, or $4.16 per share on a basic and diluted basis, compared with a net loss of $7.0 million, or $6.89 per share on a basic and diluted basis, for the same quarter in 2017.

•	Research and development (R&D) expenses for the first quarter of 2018 were $5.8 million, compared with $4.6 million for the same quarter in 2017. The increase was primarily attributable to an increase in clinical trial costs for the long-term safety study and to additional payroll costs resulting from new employees hired to support the long-term safety study.

•	General and administrative (G&A) expenses for the first quarter of 2018 were $2.3 million, compared with $2.1 million for the same quarter in 2017. The increase was primarily attributable to increases in legal and tax expenses.

•	As of March 31, 2018, we had cash and cash equivalents of $3.5 million, debt of $5.2 million, and approximately 2.0 million of common shares outstanding. In April 2018, Zosano announced the completion of a public offering of 10 million shares of common stock that generated aggregate net proceeds of $45.7 million.

About Migraine

Migraine is the leading cause of disability among neurological disorders in the United States according to the American Migraine Foundation. Migraine symptoms can include moderate to severe headache pain combined with nausea and vomiting, or abnormal sensitivity to light and sound. According to the Migraine Research Foundation, migraine affects 30 million men, women and children in the United States. Most migraines last between four and 24 hours, but some last as long as three days. According to published studies, 63% of migraine patients experience between one and four migraines per month. According to Decision Resources, prescription drug sales for migraine in the top seven countries were estimated to be $3.3 billion in 2015, and are expected to grow to over $10.0 billion in 2025. Triptans, a family of tryptamine-based drugs first sold in the 1990s, account for almost 75% of anti-migraine therapies prescribed at office visits.

About M207

M207 is our proprietary formulation of zolmitriptan delivered utilizing Zosano’s proprietary ADAM technology. Zosano’s ADAM technology consists of titanium microprojections coated with drug, and in the case of M207, our formulation of zolmitriptan. Our ADAM technology delivers drug by abrading the stratum corneum and allowing drug to be absorbed into the microcapillary system of the skin. In February 2017, the Company announced statistically significant results from the ZOTRIP trial, which demonstrated that the 3.8mg dose of M207 met both co-primary endpoints, achieving pain freedom and most bothersome symptom freedom at 2 hours. In November 2017, the Company announced the initiation of its long-term safety study evaluating M207 and expects to file an NDA for M207 in the fourth quarter of 2019.

About Zosano Pharma

Zosano Pharma Corporation is a clinical stage biopharmaceutical company focused on providing rapid systemic administration of therapeutics to patients using our proprietary ADAM technology. The Company previously announced positive results from our ZOTRIP study that evaluated M207, which is our proprietary formulation of zolmitriptan delivered via our ADAM technology, as an acute treatment for migraine, and is currently conducting a long-term safety study of M207. Zosano is focused on developing products where rapid administration of established molecules with known safety and efficacy profiles provides an increased benefit to patients, for markets where patients remain underserved by existing therapies. The Company anticipates that its current and future development programs may enable the Company to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of our capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

John Walker

Chief Executive Officer and Chairman of the Board

510-745-1200

ZOSANO PHARMA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenue	$—	$—
Operating expenses:
Research and development	5,806	4,626
General and administrative	2,260	2,122

Total operating expenses	8,066	6,748

Loss from operations	(8,066)	(6,748)
Other expense:
Interest expense, net	(141)	(247)
Other income (expense), net	1	(2)

Loss before provision for income taxes	(8,206)	(6,997)
Provision for income taxes	—	—

Net loss	$(8,206)	$(6,997)

Net loss per common share – basic and diluted	$(4.16)	$(6.89)

Weighted-average shares used in computing net loss per common share – basic and diluted	1,973	1,016

ZOSANO PHARMA CORPORATION

SELECTED CONDENSED BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2018	2017
	(unaudited)
Cash and cash equivalents	$3,537	$11,651
Total current assets	5,507	13,393
Total assets	10,372	18,000
Secured promissory note	5,160	6,687
Total liabilities	11,391	10,952
Stockholders’ (deficit) equity	(1,019)	7,048

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